Exhibit (a)(1)(O)

News Release – PR Newswire

Malcolm F. MacLean IV, Mercury Real Estate Advisors LLC

(203) 769-2980

For Immediate Release: June 14, 2005 8:30AM Eastern Time

MERCURY REAL ESTATE ADVISORS LLC ANNOUNCES PRELIMINARY RESULTS OF TENDER

OFFER FOR SHARES OF CLASS A COMMON STOCK OF CAPITAL PROPERTIES, INC.

Greenwich, Connecticut: Mercury Real Estate Advisors LLC, together with Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., David R. Jarvis and Malcolm F. MacLean (collectively, “Mercury”), today announced the preliminary results of its tender offer to purchase up to 285,000 shares of Class A Common Stock, par value $0.01 per share, of Capital Properties, Inc. (AMEX: CPI), which expired as scheduled at 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005.

According to preliminary reports from The Bank of New York, the depositary for the tender offer, shareholders of the Class A Common Stock of Capital Properties, Inc. have tendered approximately 9,675 shares (including approximately 900 shares tendered by notice of guaranteed delivery), of the currently outstanding 3,299,956 shares of Class A Common Stock.

Any questions concerning the tender offer may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at (800) 769-4414.